Exhibit 99.2

HELIOGEN, INC.
2013 STOCK INCENTIVE PLAN

1. Purpose of the Plan.

The purpose of the Plan is to aid Heliogen, Inc. a Delaware Corporation (the “Company”), and its Affiliates in recruiting and retaining Service Providers of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Stock Awards. The Company expects that it will benefit from the added interest that such individuals will have in the welfare of the Company and its Affiliates as a result of their proprietary interest in the Company.

2. Definitions.

(a) Affiliate. “Affiliate” means any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate of the Company means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) Beneficial Owner. The term “beneficial owner” shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules thereto).

(c) Board. Board means the Board of Directors of the Company.

(d) Change in Control. Change in Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); or

(ii) any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any Entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) either a merger or consolidation in which the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial Ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation immediately following such transaction, provided however that (A) if the surviving corporation is a subsidiary of another Entity, then the required beneficial ownership shall be determined with respect to the securities of that Entity which controls the surviving corporation and is not itself a subsidiary of any other Entity and (B) any Person described in the following clause shall not be included in the group of stockholders of the Company immediately prior to such transaction: any Person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such merger or consolidation and who immediately following such merger or consolidation possesses direct or indirect beneficial Ownership of at least ten percent (10%) of the securities of the surviving corporation (or if the Company or the surviving corporation is a subsidiary, then of the appropriate Entity as determined pursuant to clause (A) above).

(e) Code. Code means the Internal Revenue Code of 1986, as amended.

(f) Committee. Committee means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

(g) Common Stock. Common Stock means the Class A Common Stock of the Company, subject to adjustment as provided in Section 11.

(h) Company. Company means Heliogen, Inc., a Delaware corporation.

(i) Consultant. Consultant means any person, including an advisor (but not including an employee), (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) Continuous Service. Continuous Service means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted, changed or terminated. Unless otherwise determined by the Committee, a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the Entity for which the Participant renders such service, even if there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall interrupt and terminate a Participant’s Continuous Service. For example, a change in status from being an Employee of the Company to a Consultant or a Director of the Company, or a change from being an Employee of the Company to an Employee of a Subsidiary of the Company, shall constitute an interruption of Continuous Service. In contrast, a change in position as an Employee of the Company or transfers between locations of the Company shall not constitute an interruption or termination of Continuous Service. Consistent with applicable employment laws, the Board, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence. Notwithstanding anything herein to the contrary, if a Participant is both an Employee and a Director or Consultant, the interruption of Continuous Service shall refer to the interruption, change or termination of his or her status as an Employee.

(k) Director. Director means a member of the Board of Directors of the Company.

(l) Disability. Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be deemed to have a Disability until proof of the existence thereof shall have been furnished to the Board in such form and manner, and at such times, as the Board may require. Any determination by the Board that a Participant does or does not have a Disability shall be final and binding upon the Company and a Participant.

(m) Employee. Employee means any individual employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate; provided, however, that, unless otherwise determined by the Committee, an Employee shall cease to be an Employee in the event the Employee’s employment is transferred from the Company to any Subsidiary.

(n) Entity. Entity means a corporation, partnership or other entity.

(o) Exchange Act. Exchange Act means the Securities Exchange Act of 1934, as amended.

(p) Fair Market Value. Fair Market Value means, as of any date, the value of a share of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on an over-the-counter market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined in good faith by the Board and in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations and Section 409A of the Code.

(q) Incentive Stock Option. Incentive Stock Option means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) Initial Public Offering. Initial Public Offering means the initial underwritten public offering of the Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

(s) Listing Date. Listing Date means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

(t) Nonstatutory Stock Option. Nonstatutory Stock Option means an Option not intended to qualify as an Incentive Stock Option.

(u) Officer. Officer means any individual designated by the Company as an officer.

(v) Option. Option means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(w) Option Agreement. Option Agreement means a written agreement between the Company and an Option holder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(x) Option holder. Option holder means a Person to whom an Option is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Option.

(y) Own, Owned, Owner, Ownership. A Person shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(z) Participant. Participant means a Person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Stock Award.

(aa) Permitted Transferee. Permitted Transferee means any Person to whom a Stock Award or share of Common Stock is transferred consistent with the provisions of Section 12 of this Plan.

(bb) Person. Person shall have the meaning ascribed to such term by Section 3(a)(9) and 13(d)(3) of the Exchange Act (or any successor section thereto).

(cc) Plan. Plan means this Company Stock Incentive Plan.

(dd) Restricted Stock Award. Restricted Stock Award means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration in excess of the par value of such common stock, and subject to the provisions of Subsection 7(a) of the Plan.

(ee) Restricted Stock Unit. Restricted Stock Unit means the right to receive one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of shares of Common Stock otherwise deliverable upon the vesting of an award of Restricted Stock Units. These Restricted Stock Units are subject to the provisions of Subsection 7(b) of the Plan.

(ff) Securities Act. Securities Act means the Securities Act of 1933, as amended.

(gg) Service Provider. Service Provider means any Employee, Director or Consultant.

(hh) Stock Award. Stock Award means any right granted under the Plan, including, but not limited to: (i) Options, (ii) Restricted Stock Awards and (iii) Restricted Stock Units.

(ii) Stock Award Agreement. Stock Award Agreement means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) Ten Percent Stockholder. Ten Percent Stockholder means a Person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the Persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a Person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 14.

(iv) To terminate or suspend the Plan as provided in Section 15.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any individuals to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board some or all of the administration of the Plan. The Board or the Committee may delegate to one or more Officers of the Company the authority to grant Stock Awards under this Plan to Participants who are not Officers in accordance with the requirements of applicable law.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any Person and shall be final, binding and conclusive on all persons.

4. Shares Subject to the Plan.

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 20,632,878 shares of Common Stock, reduced by the number of shares of Common Stock already issued under the Plan.

(b) Reversion of Shares to the Share Reserve. For purposes of Section 4(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of a Stock Award, and shall not be reduced by (i) shares subject to Stock Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Stock Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of a Stock Award or (iii) shares subject to Stock Awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an Award. In addition, shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of a Stock Award shall be available for Stock Awards under this Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares.

5. Eligibility.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. The term of an Option shall be set forth in the Option Agreement; provided, however, that, subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders (to the extent applicable), the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders (to the extent applicable), the exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option or subsequently (but prior to the time of exercise) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Option holder, (3) by authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Option or (4) in any other form of legal consideration that may be acceptable to the Board, including, without limitation, a promissory note. In the absence of a provision to the contrary in the individual Option holder’s Option Agreement, payment for Common Stock pursuant to an Option may only be made in the form of cash or check.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. In the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s Disability or death), subject to Section 6(k), the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination or as otherwise permitted by the Company) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Option holder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Option holder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(g) Extension of Termination Date. An Option holder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Option holder’s Continuous Service (other than upon the Option holder’s Disability or death) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or similar requirements of applicable law of another jurisdiction to which the Option is subject, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Option holder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements or similar requirements.

(h) Disability of Option holder. In the event that an Option holder’s Continuous Service terminates as a result of the Option holder’s Disability, the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or, following the Listing Date, shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Option holder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(i) Death of Option holder. In the event (i) an Option holder’s Continuous Service terminates as a result of the Option holder’s death or (ii) the Option holder dies within the period (if any) specified in the Option Agreement after the termination of the Option holder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death or as otherwise permitted by the Company) by the Option holder’s estate or by a Person who acquired the right to exercise the Option by bequest or inheritance, but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death (or such longer or, following the Listing Date, shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(j) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Option holder’s Continuous Service is terminated for “Cause” (as defined below), the Option shall terminate and cease to be exercisable immediately upon such termination of Continuous Service.

For the purposes of this Section 6(k), “Cause” shall mean any of the following: (i) the Option holder’s refusal or failure to act in accordance with any specific, lawful direction or order of the Company or any of its Affiliates; (ii) the Option holder’s unfitness or unavailability for service or unsatisfactory performance (other than as a result of the Option holder’s death or Disability); (iii) the Option holder’s performance of any act or failure to perform any act in bad faith and to the detriment of the Company or any of its Affiliates; (iv) the Option holder’s failure or inability to perform satisfactorily any reasonable assigned material duties of his or her position (other than as a result of the Option holder’s death or Disability); (v) the Option holder’s dishonesty, intentional misconduct or material breach of any agreement with the Company or any of its Affiliates; or (vi) the Option holder’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Notwithstanding the foregoing, the definition of “Cause” in an individual written agreement between the Company or any of its Affiliates and the Option holder shall supersede the foregoing definition with respect to Stock Awards subject to such individual agreement (it being understood, however, that if no definition of the term Cause is set forth in such an individual written agreement, the foregoing definition shall apply).

(k) Repurchase. Subject to the “Repurchase Limitation” in Section 10(g), vested and/or unvested shares of Common Stock acquired under an Option may, but need not, be subject to a share repurchase option in favor of the Company.

7. Provisions of Stock Awards Other Than Options.

(a) Restricted Stock Awards. Each Restricted Stock award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock award agreements may change from time to time, and the terms and conditions of separate Restricted Stock award agreements need not be identical, but each Restricted Stock award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit or any other lawful consideration.

(ii) Vesting Generally. The total number of shares of Common Stock subject to a Restricted Stock Award may, but need not, vest in periodic installments that may, but need not, be equal.

(iii) Repurchase. Subject to the “Repurchase Limitation” in Section 10(g), vested and/or unvested shares of Common Stock awarded under a Restricted Stock award agreement may, but need not, be subject to a share repurchase option in favor of the Company.

(iv) Termination of Participant’s Continuous Service. Subject to the “Repurchase Limitation” in Section 10(g), unless otherwise provided in the applicable Restricted Stock award agreement, in the event a Participant’s Continuous Service terminates, the Company shall automatically reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock award agreement.

(b) Restricted Stock Units. The following terms and conditions shall govern the grant and redeemability of Restricted Stock Units:

(i) A Restricted Stock Unit is the right to receive one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests. To the extent permitted by the Board, Participants may elect to defer receipt of shares of Common Stock otherwise deliverable upon the vesting of an award of Restricted Stock Units, so long as such deferral election complies with applicable law (including Section 409A of the Code) and any requirements imposed by the Board. Restricted Stock Units shall be paid by delivery of shares of Common Stock, in cash, or a combination thereof, as the Board in its sole discretion shall deem appropriate.

(ii) Each Restricted Stock Unit award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit award agreements need not be identical, but each Restricted Stock Unit award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(A) Consideration. A Restricted Stock Unit may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit. The Board shall have the discretion to provide that the Participant pay for such Restricted Stock Unit with cash or other consideration permitted by law.

(B) Vesting. Vesting shall generally be based on the Participant’s Continuous Service and/or on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Board.

(C) Termination of Participant’s Continuous Service. Unless otherwise provided in the applicable Restricted Stock Unit award agreement, the unvested portion of any award of Restricted Stock Units held by a Participant shall expire immediately upon the termination of such Participant’s Continuous Service.

(D) Repurchase. Subject to the “Repurchase Limitation” in Section 10(g), vested and/or unvested shares of Common Stock awarded under a Restricted Stock Unit may, but need not, be subject to a share repurchase option in favor of the Company.

8. Securities Law Compliance.

The grant of Stock Awards and the issuance of Common Stock pursuant to Stock Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Stock Awards may not be issued if the issuance of such Stock Awards would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Stock Award or share of Common Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Stock Award or Common Stock. Nothing in this Section 8 shall be read to require the Company to register under the Securities Act the Plan, any Stock Award, or any Common Stock issued or issuable pursuant to any such Stock Award.

9. Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. Miscellaneous.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until such Participant has satisfied all requirements for issuance of the Common Stock pursuant to the terms of the Stock Award.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee for any reason, or no reason, with or without Cause and with or without notice, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director or a director of an Affiliate pursuant to the Bylaws of the Company or the Affiliate, as the case may be, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Option holder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock and to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation triggered by an event causing recognition of taxation relating to Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company Owned and unencumbered shares of Common Stock.

(g) Repurchase Limitation.

(i) The terms of any repurchase option applicable to the unvested portion of a Stock Award or shares of Common Stock subject to the unvested portion of a Stock Award shall be at the original purchase price. With respect to Stock Awards granted to Participants that are subject to the requirements of Section 260.140.8 of Title 10 of the California Code of Regulations at the time the Stock Award is made, to the extent such Participants are not Officers, Directors or Consultants, any repurchase option applicable to the unvested portion of a Stock Award or share of Common Stock issued pursuant to a Stock Award granted prior to the Listing Date to such a Participant shall be upon the following terms: the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within six (6) months of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within six (6) months after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

(ii) The terms of any repurchase option applicable to the vested portion of a Stock Award or shares of Common Stock subject to the vested portion of a Stock Award shall be at not less than Fair Market Value. With respect to Stock Awards granted to Participants that are subject to the requirements of Section 260.140.8 of Title 10 of the California Code of Regulations at the time the Stock Award is made, to the extent such Participants are not Officers, Directors or Consultants, any repurchase option applicable to the vested portion of a Stock Award or share of Common Stock issued pursuant to a Stock Award granted prior to the Listing Date to such a Participant shall be upon the following terms: the right to repurchase at Fair Market Value shall lapse following an Initial Public Offering and the right to repurchase at Fair Market Value shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within six (6) months of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within six (6) months after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

(h) Section 409A. Notwithstanding anything in the Plan to the contrary, it is the intent of the Company that all Stock Awards granted under this Plan (including, but not limited to, Restricted Stock Units) shall not cause an imposition of the additional taxes provided for in Section 409A(a)(1)(B) of the Code; furthermore, it is the intent of the Company that the Plan shall be administered so that the additional taxes provided for in Section 409A(a)(1)(B) of the Code are not imposed.

11. Adjustments Upon Changes in Stock.

(a) Capitalization Adjustments.

(i) In the event of any change in the outstanding Common Stock subject to the Plan, or subject to or underlying any Stock Award, by reason of any stock dividend, distribution of cash or property (other than regular cash dividends), forward stock split or reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of shares of Common Stock or other corporate exchange, or any transaction similar to the foregoing, then (A) the number of shares of Common Stock reserved for issuance under this Plan, (B) the exercise price, base price or redemption price applicable to outstanding Stock Awards, and (C) the number of shares of Common Stock subject to outstanding Stock Awards shall be equitably adjusted in a manner determined by the Board, subject to compliance with applicable law. Fractions of a share of Common Stock will not be issued but will be paid in cash at the Fair Market Value of such fraction of a share or will be rounded down to the nearest whole share, as determined by the Board in its sole discretion.

(ii) Any determination, substitution or adjustment made by the Board under this Section 11(a) shall be final, binding and conclusive on all persons. The conversion of any convertible securities of the Company shall not be treated as a transaction that will cause the Board to make any determination, substitution or adjustment under this Section 11(a).

(b) Adjustments Upon A Change in Control.

(i) In the event of a Change in Control, any surviving Entity or acquiring Entity may assume or continue any Stock Awards outstanding under the Plan or may substitute awards with substantially equivalent economic value (including an award to acquire the same consideration paid to the stockholders in the transaction by which the Change in Control occurs) for those outstanding under the Plan. In the event any surviving Entity or acquiring Entity declines to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then the Board in its sole discretion and without liability to any Person may (1) provide for the payment of a cash amount in exchange for the cancellation of a Stock Award equal to its fair value (as determined in the good faith determination of the Board) which, in the case of certain Stock Awards (i.e., Incentive Stock Options and Nonstatutory Stock Options), shall equal the product of (x) the excess, if any, of the Fair Market Value per share of Common Stock at such time over the exercise price, if any, times (y) the total number of shares then subject to such Stock Award, (2) continue the Stock Awards, or (3) provide for the cancellation of any outstanding and unexercised Stock Awards upon or following the closing of the transaction by which the Change in Control occurs. The Board shall not be obligated to treat all Stock Awards, even those that are of the same type, in the same manner.

(ii) Except as set forth in Section 11(b)(i), in the event of (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all of the assets or properties of the Company or (C) a reorganization, merger or consolidation of the Company (not constituting a Change in Control) as a result of which the outstanding securities of the class then subject to the Stock Awards are exchanged for or converted into cash, property and/or securities not issued by the Company, all outstanding Stock Awards shall terminate immediately prior to such event.

(c) Other Written Agreements. A Stock Award held by any Participant may be subject to additional acceleration of vesting and exercisability or other terms and conditions related to a Change in Control as set forth in the Stock Award Agreement for such Stock Award or as set forth in any other written agreement between the Company or any Affiliate and the Participant. In the event of any conflict between written documents relating to the treatment of a Stock Award held by a Participant, such additional acceleration provisions and other terms and conditions shall be controlling.

12. Limitations on Transfers.

(a) Transferability of Stock Awards. Subject to Section 12(d), no Stock Award issued under this Plan may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of a Participant), assigned, pledged, hypothecated or otherwise disposed of, except by will or by the laws of descent and distribution and, to the extent provided in the Stock Award Agreement. Any unauthorized transfer of a Stock Award shall be void.

(b) Special Rule Applicable to Incentive Stock Options. Notwithstanding the provisions of Section 12(a), an Incentive Stock Option issued under this Plan shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Option holder only by the Option holder.

(c) Transferability of Common Stock. Except as otherwise expressly permitted herein, prior to the first to occur of (i) the 181st day following an Initial Public Offering and (ii) a Change in Control pursuant to which the stockholders of the Company receive cash or marketable securities, no shares of Common Stock acquired pursuant to a Stock Award issued under this Plan may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of a Participant), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner except as may be approved in writing by the Board or set forth in a separate written agreement to which the Company is a party (such as a stockholders’ agreement or a Right of First Refusal and Co-Sale Agreement). Any such attempted disposition not in accordance with this Section 12(c) shall be void. The Company shall not be required to transfer on its books any shares of Common Stock which will have been transferred in violation of any of the provisions of this Plan or to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

(d) Limited Transfers for the Benefit of Family Members. Notwithstanding any other provision set forth in this Section 12, the Board, in its sole discretion, may permit a Stock Award or share of Common Stock issued under this Plan to be assigned or transferred to or for the benefit of family members subject to the applicable limitations, if any, set forth in Rule 701 under the Securities Act, and the General Instructions to Form S-8 Registration Statement under the Securities Act.

(e) Permitted Transferees. Any Permitted Transferee will be subject to all of the terms and conditions applicable to a Person transferring a Stock Award or share of Common Stock issued under this Plan, including, but not limited to, the terms and conditions set forth in this Plan and the applicable Stock Award Agreement.

(f) Repurchase Rights. Subject to the “Repurchase Limitation” in Section 10(g), shares of Common Stock issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time a Stock Award is granted. The Company shall have the right to assign at any time any repurchase right or right of first refusal it may have, whether or not such right is then exercisable, to one or more Persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates (if any) representing shares of Stock acquired hereunder for the placement on such certificates (if any) of appropriate legends evidencing any such transfer restrictions and/or deposit of such certificates (if any) with an escrow agent pursuant to Section 15 of the Plan.

13. Section 12 of the Exchange Act.

Prior to an Initial Public Offering, in the event that the Company, in its sole discretion, deems it necessary to ensure that the Company does not become subject to the registration requirements set forth in Section 12(g) of the Exchange Act, the Company shall be entitled to engage in the following actions (and any additional actions set forth in an individual’s Stock Award Agreement):

(a) Suspend Options. The Company may prevent the exercise of Options issued under this Plan, in which case, such Options shall remain outstanding and become exercisable at the time that the Company delivers a notice to affected Participants that such Options are again exercisable, whereupon either (i) such Options shall become exercisable according to their terms, or (ii) if an Option would no longer be exercisable according to its terms but previously was or would have been exercisable under those terms, such Option shall remain exercisable until the 30th day following the day that the Company delivers the notice described above. Notwithstanding the other provisions of this Section 13(a), no Option shall remain outstanding or exercisable after the expiration date of the Option as set forth in the Option Agreement documenting such Option.

(b) Require Contribution to a Trust. The Company may require Participants to contribute Stock Awards and any shares of Common Stock issued under this Plan to a trust designated by the Company under the terms and conditions of a trust agreement approved by the Company. The Company shall bear the expenses of maintaining the trust.

14. Amendment of the Plan and Stock Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, any applicable state corporate or securities law requirements, or any securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Material Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that subject to the provisions of Section 16, the rights under any Stock Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

15. Escrow.

To ensure that the shares of Common Stock issuable pursuant to Stock Awards are not transferred in contravention of the terms of the Plan and the individual Stock Award Agreements, to ensure that the Common Stock subject to a repurchase option, reacquisition right or right of first refusal will be available for repurchase or reacquisition, and to ensure compliance with other provisions of the Plan, the Board may in its sole discretion require Participants to deposit the certificates evidencing the shares of Common Stock issued under this Plan with an escrow agent designated by the Board.

16. Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

17. Effective Date of Plan.

The Plan shall become effective immediately upon its adoption by the Board, but no Stock Awards may be granted unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

18. Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

19. Dispute Resolution.

In the event of any controversy relating to the Plan, such controversy shall be settled by the Participant and the Company solely pursuant to final and binding arbitration before a single arbitrator in accordance with the then current employment arbitration rules of JAMS and governed by California law, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Failure by the Participant to initiate arbitration within the one (1) year time period set forth above shall prevent the Participant from any pursuit of such claim by any means, whether through arbitration or otherwise. The arbitrator shall have no power to alter, add to, or subtract from any provision of the Plan. The arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of the Plan. Each party shall bear its own attorney’s fees, but the Company shall bear the costs and expenses of arbitration. The location of the arbitration shall be within fifty (50) miles of the last place of employment with the Company of the Participant with respect to whose potential benefit under the Plan the claim is brought. Service of legal process should be directed to the General Counsel of the Company.